Exhibit 99.2

                                  News Release

July 10, 2000                                            Symbols: WIZ - CDNX
                                                                  WIZZF - OTC BB

     WSI INTERACTIVE ACQUIRES CONTROLLING INTEREST IN SEARCH ENGINE CONTENT
                AGGREGATOR IANETT.COM INTERNET TECHNOLOGIES LTD.

WSi Interactive Corporation is pleased to announce the acquisition of an initial 50.1% of iaNett.com Internet Technologies Ltd., a developer of "extreme performance" Internet business-to-business products, focusing on the development and marketing of scalable Internet searching solutions for mid range web sites.

iaNett.com Internet Technologies Ltd (www.ianett.com) is a developer of Internet business to business solutions. The focus of the company is twofold, to develop and market scalable Internet search engine technology and turnkey e-commerce solutions.

iaNett.com develops and markets scalable Internet searching technology, empowering websites to fully integrate Internet search engine content to promote visitor retention and site appeal. The unique search engine technology is based on a progressive parallel-computing infrastructure, capable of scaling to search over one billion documents in less than one second.

"We are extremely pleased to have aligned our company with WSi Interactive Corporation, a Canadian leader in Internet incubation. Over the next quarter we plan to make tremendous progress asserting our position in the highly profitable data mining and data marketing industry.", says Shone Anstey, President, iaNett.com.

Search engines are the core of the Internet and dominated by a few key players such as Inktomi (Nasdaq:INKT), Altavista, and Google which now powers Yahoo (Nasdaq:YHOO). Upstart iaNett is heading in this direction and it's proprietary algorithmic-based system, efficiently operates on a "massively parallel computing platform". The resulting search technology is capable of scaling, to search over one billion documents in less than one second, a concept once considered impossible.

In the face of the exponential expansion of the Internet in the past few years, many search engines are now being forced to seek different technological answers to the crushing loads on their servers. By creating open cluster systems, iaNett expansion can parallel the growth patterns of the Internet and iaNett's clients. With simple scalability incorporated into the core of this search engine's technology, theoretically unlimited load requirements can be handled by this system.

The marketing focus for this technology permits other websites to use this technology to incorporate a complete Internet search engine solution directly within their site. This approach to marketing search engine content allows a near-unlimited number of websites to incorporate this technology to help retain visitors and generate repeat site traffic.

Unlike other search engine solutions that direct traffic away from a site, this initiative works to integrate a dedicated Internet search engine into a client's website to promote site stickiness and encourage visitors to return to the site.

iaNett also, develops and markets e-commerce products for business-to-business and business-to-consumer commerce applications. Currently, iaNett holds agreements with Applied Technologies Ltd for developing and incorporating the SBT software into completely integrated e-commerce solutions. SBT is a open source database accounting system with over 500,000 business users worldwide, which can enable a company to integrate a comprehensive accounting product - including inventory tracking and control, invoicing, general ledger, accounts receivable/payable, sales orders, purchase orders, multi-currency, job costing and custom reports - into their existing corporate architecture.

One of the most advantageous features of the SBT accounting package is the ability to incorporate custom modules and features into an established commercial product, permitting the software to be tailored to each specific client. iaNett will work with ATP to sell the SBT accounting packages across Canada as well as to develop and market an internet interface module for the SBT accounting system, enabling users of the SBT software to make the jump to a simple yet completely integrated e-commerce shopping solution.

iaNett was brought into the incubation facility, to deliver proof of concept. That now being complete, both companies, will focus their complementary expertise to establish this superior and timely technology in the market place. "Over the duration of the proof of concept period, iaNett, enhanced its search engine software and hardware, exceeding capability expectations and successfully met our target of being fully functional. As a result the sales process is now beginning.", says WSi's marketing manager Craig Hartman.

"We are excited about the possibilities this technology brings to WSi", says Theo Sanidas, president of WSi, "iaNett's services enhances the WSi network of businesses, and further adds to our proprietary technology investments."

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to

 info@ws-i.com/fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.